Exhibit 10.20

AMENDMENT

TO

LETTER AGREEMENT

THIS AMENDMENT TO LETTER AGREEMENT (the “Amendment”) is made December 31, 2008, by and between WABCO Expats Inc. (the “Company”) and Jacques Esculier (the “Executive”).

WHEREAS, the Company and the Executive entered into that certain letter agreement dated July 16, 2007 (the “Letter Agreement”);

WHEREAS, the Company and the Executive desire to amend the Letter Agreement to comply with Section 409A of the Internal Revenue Code as provided herein.

NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is acknowledged, the parties hereto agree as follows:

1. The section of the Letter Agreement entitled “Cash Incentive Opportunities” shall be amended by adding the following sentence at the end of such section:

“All annual incentive payments shall be made to you not later than the March 15th following the end of the calendar year to which such incentive payment relates.”

2. The section of the Letter Agreement entitled “Severance Benefits” shall be amended by adding to the fifth sentence of such section the words “, payable 60 days after your employment termination,” after “in a single lump sum”.

3. The section of the Letter Agreement entitled “Severance Benefits” shall be further amended by adding the following paragraphs at the end of such section:

“Notwithstanding the payment schedule contained elsewhere in this section, to the extent necessary to comply with the requirements of Section 409A of the U.S. Internal Code of 1986, as amended (the ‘Code’), if you are a ‘specified employee’ (as defined below) at the time of your termination of employment, the severance benefits under this section shall not be made before the date which is six (6) months and one (1) day after the date of your termination of employment (or, if earlier, the date of your death). For purposes of this agreement, ‘specified employee’ shall have the meaning set forth in Treas. Reg. Section 1.409A-1(i), except that ‘compensation’ shall be defined using the rule provided in Treas. Reg. Section 1.415(c)-2(g)(5)(ii). Any payments that are so delayed will be paid in full on the first day following the end of the six (6) month period described above.

The parties intend that continued medical coverage under the Company’s plans described above shall not constitute a ‘deferral of compensation’ under Treas. Reg. Section 1.409A-1(b) during the period you would be entitled to continuation coverage under Section 4980B (COBRA) (typically 18 months) and that any continued life insurance coverage shall not constitute a ‘deferral of compensation’ during any period in which such continued coverage qualifies as a ‘limited payment’ of an ‘in kind’ benefit under Treas. Reg. Section 1.409A-1(b)(9)(v)(C) and (D). Any portion of the continued life and medical coverage that is subject to Section 409A of the Code is intended to qualify as a ‘reimbursement or in-kind benefit plan’ under Treas. Reg. Section 1.409A-3(i)(1)(iv). In no event shall the amount that WSW or any of its affiliates pays for any such benefit in any one year affect the amount that it will pay in any other year, and in no event shall the benefits described in this paragraph be subject to liquidation or exchange. If WSW or any of its affiliates reimburses you for the amount of any benefit under this section, such reimbursement shall be made on or before the last day of your taxable year following the taxable year in which the expense was incurred. Notwithstanding the foregoing, if you are a ‘specified employee’ (as defined above) as of the date of your termination of employment, no such life insurance benefits that are not excludable from your income and are, in the aggregate, in excess of the then current dollar limit set forth in Section 402(g)(1)(B) of the Code shall be payable during the first six (6) months after your termination of employment. To the extent that amounts would otherwise have been payable during such six month period in excess of such limit, the excess amount shall be payable on the first day following the end of the six-month period referred to above. In this case, you shall have the right during such six-month period to pay any unpaid part of the premiums on such benefits at your own expense in order for you to keep such benefits in force.”

4. A new section shall be added to the Letter Agreement after the section entitled “Repatriation” as follows:

“TIMING OF REIMBURSEMENTS AND OTHER PAYMENTS; SECTION 409A

All benefits, reimbursements and other payments provided under this agreement, including under ‘Goods and Services Differential,’ ‘Housing Adjustment,’ ‘Education Expense,’ ‘Transportation,’ ‘Income Tax Equalization,’ ‘Employee Benefits,’ ‘Perquisites; Vacation; Car Policy,’ ‘Annual Home Leave,’ ‘Medical Emergency’ and ‘Repatriation,’ shall be made or done in a manner that complies with the requirements of Section 409A of the Code, to the extent that the provision of such benefits is taxable to you. If WSW reimburses you for the amount of any such benefit, such reimbursement will be made not later than the last day of your taxable year following the year in which the related expense was incurred (subject to your providing any required supporting documentation); provided, however, that the timing for reimbursements of any tax equalization payments shall be as set forth below. Any reimbursement payments due to you pursuant to this letter shall not be subject to liquidation or exchange for another benefit and the amount of such expenses eligible for reimbursement or such benefits that you receive in one taxable year shall not affect the expenses eligible for reimbursement or the amount of such benefits that you will receive in any other taxable year.

Any amounts payable to you pursuant to any tax equalization agreement (within the meaning of Treas. Reg. Section 1.409A-1(b)(8)(iii)) shall be made to you not later than the last day of your second taxable year following the year in which your U.S. Federal income tax return is required to be filed (including any extensions) for the year to which the compensation subject to the tax equalization payment relates, or, if later, your second taxable year following the latest such taxable year in which your foreign tax return or payment is required to be filed or made for the year to which the compensation subject to the tax equalization payment relates.

The parties intend that the payments and benefits provided for in this agreement to either be exempt from Section 409A of the Code or be provided in a manner that complies with Section 409A of the Code. Notwithstanding anything contained herein to the contrary, all payments and benefits which are payable upon a termination of employment under this agreement shall be paid or provided only upon those terminations of employment that constitute a ‘separation from service’ from WSW or its affiliates within the meaning of Section 409A of the Code (determined after applying the presumptions set forth in Treas. Reg. Section 1.409A-1(h)(1)).”

5. All other terms of the Letter Agreement shall remain in full force and effect.

6. This instrument, together with the Letter Agreement, contains the entire agreement of the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, the Executive and the Company have caused this Amendment to be executed as of the day and year first written above.

By:	/s/ Kevin Tarrant
WABCO EXPATS INC.

/s/ Jacques Esculier
Jacques Esculier